Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated
January 6, 2021
Registration No. 333-239638
CONVERSUS STEPSTONE PRIVATE MARKETS (“CPRIM”) DECEMBER 2020 | CONFIDENTIAL

Recent Case Studies and Aggregate Portfolio Data During December 2020, CPRIM closed several new investments, some of which are described in the attached case studies. As of December 31, 2020, CPRIM has assembled an aggregate portfolio with generally these characteristics: 150+ companies 17 funds and four direct private equity investments 16 General Partners Vintages spanning over 10 years Diversified by industry, geography, and size Primarily secondary purchases of existing assets Estimated based on underlying fund financial information as of December 2020. Supporting materials available upon request. Past performance is not necessarily indicative of future results and there can be no assurance that any StepStone fund will achieve its objectives or avoid substantial losses. The opinions expressed herein reflect the current opinions of StepStone as of the date appearing in this material only. There can be no assurance that views and opinions expressed in this document will come to pass. No representation or warranty is made as to the returns which may be experienced by investors.

CPRIM Investment

DEAL SUMMARY

CPRIM acquired an interest in a consumer finance business controlled by a GP focused on early-stage financial technology companies. The company is well into its growth stage and operates in a large and expanding market.

KEY INVESTMENT HIGHLIGHTS

Transaction Dynamics

- Historically, GP has generated top quartile results across all prior funds
- Resulting from a strong relationship with the GP, Stepstone had an advantage in the transaction regarding the deal's background, seller's objectives and the company

Attractive Underlying Portfolio Company

- We believe the company is a leading player with the potential to disrupt a sizable $1 trillion market
- The company has an attractive business model offering a cheaper and faster cross border money transfer solution
- COVID-19 pandemic has had a limited impact on the company

Investment considerations and potential risks include, but are not limited to, COVID-19/macroeconomic softness, competitive market segment, and completing a successful exit event

TRANSACTION OVERVIEW

Close Date	December 2020
Transaction Type	Single Asset Secondary
GPs / Funds / Assets	1 GP / 1 Fund / 1 Company
Vintage Year(s)	2015
Asset Class	Private Equity
Strategy	Growth Equity
Regions	Europe

INDUSTRY EXPOSURE



Financials
100%

Estimated based on underlying fund financial information as of December 2020. Supporting materials available upon request. **Past performance is not necessarily indicative of future results** and there can be no assurance that any StepStone fund will achieve its objectives or avoid substantial losses. The opinions expressed herein reflect the current opinions of StepStone as of the date appearing in this material only. There can be no assurance that views and opinions expressed in this document will come to pass. No representation or warranty is made as to the returns which may be experienced by investors.

STEPSTONE CONVERSUS LLC | 3

CPRIM Investment

DEAL SUMMARY

CPRIM purchased two LP interests involving eleven healthcare companies through a team spinout transaction. StepStone was selected as a partner in the transaction based on StepStone's platform advantages.

KEY INVESTMENT HIGHLIGHTS

Transaction Dynamics

- StepStone brought valuable experience sponsoring team spin outs, including managing alignment of interests to support the return dynamics
- Resulting from a strong relationship with the GP, Stepstone had an advantage in the transaction regarding the deal's background, seller's objectives and the company

Attractive Underlying Portfolio Companies

- GP focuses on transitional situations in the healthcare space with a thematic focus on providers and an opportunistic focus on services
- Portfolio companies have discounted entry points, structural benefits to help mitigate risk, and have generated a meaningful cash flow yield

Investment considerations and potential risks include, but are not limited to, COVID-19/macroeconomic softness, exposure to highly regulated healthcare sectors, and executing a complex operational plan

TRANSACTION OVERVIEW

Close Date	December 2020
Transaction Type	Team Spinout
GPs / Funds / Assets	1 GP / 2 Funds / 11 Companies
Vintage Year(s)	2015; 2019
Asset Class	Private Equity
Strategy	Small Market Buyout
Regions	North America

INDUSTRY EXPOSURE


100%
Healthcare

Estimated based on underlying fund financial information as of December 2020. Supporting materials available upon request. **Past performance is not necessarily indicative of future results** and there can be no assurance that any StepStone fund will achieve its objectives or avoid substantial losses. The opinions expressed herein reflect the current opinions of StepStone as of the date appearing in this material only. There can be no assurance that views and opinions expressed in this document will come to pass. No representation or warranty is made as to the returns which may be experienced by investors.

STEPSTONE CONVERSUS LLC | 4

CPRIM Investment
Deal Summary
CPRIM acquired eleven assets managed by a high-quality middle market GP. The GP believes there is significant value to be generated by the portfolio companies and sought to continue owning/controlling the assets and secure follow-on capital to help further grow the portfolio.
Key Investment Highlights
Transaction Dynamics
We believe the GP has successfully managed similar assets and has a unique skill set as the leading “buy and build” investor in the market
GP will make additional investments in the continuation vehicle, providing a strong alignment of interest
Attractive Underlying Portfolio Companies
Durable sector exposure concentrated in industrials and healthcare
Most underlying assets have an active M&A opportunity pipeline which we believe complements the GP’s strategic buy and build approach
Investment considerations and potential risks include, but are not limited to, COVID-19/macroeconomic softness, use of leverage in middle market companies, and successfully executing an M&A strategy
Estimated based on underlying fund financial information as of December 2020. Supporting materials available upon request. Past performance is not necessarily indicative of future results and there can be no assurance that any StepStone fund will achieve its objectives or avoid substantial losses. The opinions expressed herein reflect the current opinions of StepStone as of the date appearing in this material only. There can be no assurance that views and opinions expressed in this document will come to pass. No representation or warranty is made as to the returns which may be experienced by investors.

CPRIM Investment Deal Summary
CPRIM acquired an interest in a market leading insurance platform alongside a commitment to a seasoned middle market fund managed by a globally recognized GP.
Key Investment Highlights
Transaction Dynamics
StepStone has made several investments into the insurance space and knows the sector well
Significant management alignment, as a portion of proceeds from the transaction will be rolled back into the company
Attractive Underlying Portfolio Companies
We believe this is a compelling opportunity to invest in a leading insurance business that has achieved meaningful growth with a runway to continue consolidation in a fragmented industry
Seasoned primary fund includes a portfolio of six IT focused investments with anticipated near-term valuation growth/potential for liquidity
Durable sector exposure concentrated in financials and telecommunication services
Investment considerations and potential risks include, but are not limited to, COVID-19/macroeconomic softness, operating in a highly regulated industry, and successfully executing an M&A strategy
Estimated based on underlying fund financial information as of December 2020. Supporting materials available upon request. Past performance is not necessarily indicative of future results and there can be no assurance that any StepStone fund will achieve its objectives or avoid substantial losses. The opinions expressed herein reflect the current opinions of StepStone as of the date appearing in this material only. There can be no assurance that views and opinions expressed in this document will come to pass. No representation or warranty is made as to the returns which may be experienced by investors.
Transaction Overview
Close Date December 2020
Transaction Type GP-Led Recapitalization
GPs / Funds / Assets 1 GP / 1 Fund / 11 Companies
Vintage Year(s) 2013
Asset Class Private Equity
Strategy Middle Market Buyout
Regions North America

Disclosure This document is meant only to provide a broad overview for discussion purposes. All information provided here is subject to change. This document is for informational purposes only and does not constitute an offer to sell, a solicitation to buy, or a recommendation for any security, or as an offer to provide advisory or other services by StepStone Group LP, StepStone Group Real Assets LP, StepStone Group Real Estate LP, StepStone Conversus LLC, Swiss Capital Alternative Investments AG and Swiss Capital Invest Holding (Dublin) Ltd. or their subsidiaries or affiliates (collectively, “StepStone”) in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. The information contained in this document should not be construed as financial or investment advice on any subject matter. StepStone expressly disclaims all liability in respect to actions taken based on any or all of the information in this document. This document is confidential and solely for the use of StepStone and the existing and potential clients of StepStone to whom it has been delivered, where permitted. By accepting delivery of this presentation, each recipient undertakes not to reproduce or distribute this presentation in whole or in part, nor to disclose any of its contents (except to its professional advisors), without the prior written consent of StepStone. While some information used in the presentation has been obtained from various published and unpublished sources considered to be reliable, StepStone does not guarantee its accuracy or completeness and accepts no liability for any direct or consequential losses arising from its use. Thus, all such information is subject to independent verification by prospective investors.
The presentation is being made based on the understanding that each recipient has sufficient knowledge and experience to evaluate the merits and risks of investing in private market products. All expressions of opinion are intended solely as general market commentary and do not constitute investment advice or a guarantee of returns. All expressions of opinion are as of the date of this document, are subject to change without notice and may differ from views held by other businesses of StepStone.
All valuations are based on current values calculated in accordance with StepStone’s Valuation Policies and may include both realized and unrealized investments. Due to the inherent uncertainty of valuation, the stated value may differ significantly from the value that would have been used had a ready market existed for all of the portfolio investments, and the difference could be material. The long-term value of these investments may be lesser or greater than the valuations provided.
StepStone Group LP, its affiliates and employees are not in the business of providing tax, legal or accounting advice. Any tax-related statements contained in these materials are provided for illustration purposes only and cannot be relied upon for the purpose of avoiding tax penalties. Any taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
Prospective investors should inform themselves and take appropriate advice as to any applicable legal requirements and any applicable taxation and exchange control regulations in the countries of their citizenship, residence or domicile which might be relevant to the subscription, purchase, holding, exchange, redemption or disposal of any investments. Each prospective investor is urged to discuss any prospective investment with its legal, tax and regulatory advisors in order to make an independent determination of the suitability and consequences of such an investment.
An investment involves a number of risks and there are conflicts of interest. Please refer to the risks and conflicts disclosed herein.
Each of StepStone Group LP, StepStone Group Real Assets LP, StepStone Group Real Estate LP and StepStone Conversus LLC is an investment adviser registered with the Securities and Exchange Commission (“SEC”). StepStone Group Europe LLP is authorized and regulated by the Financial Conduct Authority, firm reference number 551580. Swiss Capital Invest Holding (Dublin) Ltd (“SCHIDL”) is an SEC Registered Investment Advisor and an Alternative Investment Fund Manager authorized by the Central Bank of Ireland and Swiss Capital Alternative Investments AG (“SCAI”) is an SEC Exempt Reporting Adviser and is licensed in Switzerland as an Asset Manager for Collective Investment Schemes by the Swiss Financial Markets Authority FINMA. Such registrations do not imply a certain level of skill or training and no inference to the contrary should be made.
In relation to Switzerland only, this document qualifies as “advertising” in terms of Art. 68 of the Swiss Financial Services Act (FinSA). To the extent that financial instruments mentioned herein are offered to investors by SCAI, the prospectus/offering document and key information document (if applicable) of such financial instrument(s) can be obtained free of charge from SCAI or from the GP or investment manager of the relevant collective investment scheme(s). Further information about SCAI is available in the SCAI Information Booklet which is available from SCAI free of charge.
Foreside Fund Services, LLC, a FINRA-registered broker-dealer, will act as Placement Agent.
All data is as of December 2020 unless otherwise noted.
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. ACTUAL PERFORMANCE MAY VARY.
Before investing you should carefully consider the fund’s investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained from Conversus StepStone Private Markets at 704.215.4300. An investor should read the prospectus carefully before investing (link to prospectus).
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and this fund is effective under the 1940 Act. This communication shall not constitute an offer to buy or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.
An indication of interest in response to this advertisement will involve no obligation or commitment of any kind.

Disclosure Conversus StepStone Private Markets (“CPRIM”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website. Alternatively, CPRIM or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 704-215-4300. CPRIM shares are offered for purchase exclusively through, and subject to the terms of, its prospectus, which should be read in its entirety before making any investment decision. Investors should consult with their financial advisor about the suitability of CPRIM for their portfolio. Forward-Looking Statements. This communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this communication may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. Conversus undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this communication.

For more information please visit www.conversus.com or call 704-215-4300 EXPANDING ACCESS TO PRIVATE MARKETS Conversus, a StepStone company 128 S Tryon, Suite 880 Charlotte, NC 28202